                                                                    EXHIBIT 10.9

                                    FORM OF
                                    -------
                              EMPLOYMENT AGREEMENT
                              --------------------


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this ____ day of ____________, 1997 by and between Brookdale Living Communities, Inc., a Delaware corporation ("Employer"), and Darryl W. Copeland, Jr., an individual domiciled in the State of New Jersey ("Executive").


                              W I T N E S S E T H
                              -------------------

     A. Employer is engaged primarily in the ownership, management, leasing, marketing, acquisition, development and construction of senior and assisted living facilities throughout the United States.

     B. Employer believes that it would benefit from the application of Executive's particular and unique skill, experience, and background to the management and operation of Employer.

     C. Executive wishes to commit himself to serve Employer in the position set forth herein on the terms herein provided.

     D. The parties wish by this Agreement to set forth the terms and conditions of the employment relationship between Employer and Executive.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, Employer and Executive hereby agree as follows:

     1.  Employment and Duties.  During the Employment Term (as defined in
Section 2 hereof), Employer agrees to employ Executive, and Executive agrees to be employed by Employer, as the Executive Vice President of Employer on the terms and conditions provided in this Agreement. Executive shall conduct, operate, manage and promote the business and business concept of Employer, and exercise such other powers and authority as are provided by the By-laws of Employer ("By-laws"). The Board of Directors of Employer (the "Board") or the Chief Executive Officer may from time to time further define and clarify Executive's duties and services hereunder or under the By-laws as Executive Vice President (provided that in the event Executive receives inconsistent direction from the Board and the Chief Executive Officer, Executive shall follow the direction of the Board). Executive agrees to devote his best efforts and substantially all of his business time, attention, energy and skill to perform his duties as Executive Vice President of Employer. Further, during the Employment Term, Employer agrees to recommend Executive to be elected as a member of the Board. Executive shall not be required to relocate to Chicago, Illinois, but agrees to travel to
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Chicago periodically as may be reasonably necessary in the performance of
Executive's duties hereunder.

     2. Term. The initial term of this Agreement (the "Initial Term") shall commence on the date Employer's Registration Statement on Form S-1, as amended (No. 333-12259; the "Registration Statement") is declared effective (the "Effective Date") and expire on March 31, 2001 (the "Scheduled Termination Date"), provided, however, this Agreement shall automatically extend for one year terms following the Initial Term (each a "Renewal Term", together with the Initial Term, the "Employment Term"), unless either party shall give the other party prior to thirty (30) days before the end of the Initial Term or any Renewal Term, as applicable, written notice of its intention to terminate this Agreement.

     3. Compensation and Related Matters. (a) Base Salary and Signing Bonus. As compensation for performing the services required by this Agreement during the Employment Term, Employer shall pay to Executive an annual salary of no less than Two Hundred Fifty Thousand Dollars ($250,000) ("Base Compensation"), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel maintained, from time to time, by Employer (but no less frequently than monthly), subject to withholding for applicable federal, state, and local taxes. Increases in Base Compensation, if any, shall be determined by the Compensation Committee of the Board (the "Committee") based on periodic reviews of Executive's performance conducted on at least an annual basis. In addition, upon execution of this Agreement, Employer shall pay to Employee a signing bonus of $150,000.

     (b) Bonus. In addition to Base Compensation, Executive shall have the right to receive, and Employer agrees to distribute to Executive, a performance bonus distribution for each calendar year during the Employment Term, commencing on the date hereof through the end of the 1997 calendar year (the "Initial Bonus Period") and for each calendar year thereafter, in such amounts as determined by the three point formula delineated hereinbelow (collectively, a yearly "Performance Bonus Distribution"); provided, however, that the aggregate Performance Bonus Distribution for the Initial Bonus Period or for any calendar year thereafter distributable in accordance with the provisions of this Section 3(b) shall in no event exceed 100% of the Base Compensation for the Initial Bonus Period or such subsequent calendar year, respectively. The amount of the Performance Bonus Distribution for the Initial Bonus Period or for each calendar year thereafter distributable to Executive hereunder shall be determined by the Committee based upon the achievement of Employer's annual business plan approved by the Board for the Initial Bonus Period or such subsequent calendar year, as applicable, as reflected in the audited financial statements of Employer prepared in accordance with generally accepted accounting principles and auditing standards and practices, consistently applied ("GAAP"). Prior to issuance of the final audited financial statements for the Initial Bonus Period or for each calendar year thereafter, as applicable, Executive shall have the right to review and approve or challenge any calculation or determination of the amount of the Performance Bonus Distribution distributable for the Initial Bonus Period or for such subsequent calendar year, as applicable. Any amount of Performance Bonus Distribution required to be distributed to Executive for the Initial Bonus Period or for any calendar year thereafter during the Employment Term shall be distributed

                                       2
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by Employer to Executive during the pay period of Employer following finalization of the audit for the Initial Bonus Period or for such calendar year, as applicable, and final review and approval of the bonus calculation by the Committee, and, in all events, on or before April 15 of the year immediately following the end of the Initial Bonus Period or the subsequent calendar year for which such Performance Bonus Distribution is attributable.

          The three point formula to determine a Performance Bonus Distribution for the Initial Bonus Period or for any calendar year thereafter during the Employment Term shall be as follows:

               (i) After-Tax GAAP Earnings Per Share Plus Depreciation and Amortization. Executive's Performance Bonus Distribution in an amount of up to sixty percent (60%) of Executive's Base Compensation for the Initial Bonus Period or for any given subsequent calendar year shall be based on Employer's after-tax GAAP earnings per share on a fully-diluted basis plus depreciation and amortization ("Actual EPS") for the Initial Bonus Period or the applicable subsequent calendar year in relation to the earnings per share plus depreciation and amortization set forth in Employer's Board approved annual business plan for the Initial Bonus Period or for such subsequent calendar year ("Plan EPS") as follows:

               (A) If Actual EPS is less than 90% of Plan EPS, Executive shall not be entitled to any Performance Bonus Distribution under this Section 3(b)(i).

               (B) If Actual EPS is 120% or more of Plan EPS, Executive shall be entitled to a Performance Bonus Distribution under this Section 3(b)(i) equal to 60% of Executive's Base Compensation for the Initial Bonus Period or for such subsequent calendar year.

               (C) If Actual EPS is equal to or greater than 90% of Plan EPS but than less 120% of Plan EPS, then a pro rata adjustment shall be made to the Performance Bonus Distribution to which Executive is entitled under this Section 3(b)(i) for the Initial Bonus Period or for such subsequent calendar year.

               (ii) Average Common Stock Price.

               Executive's Performance Bonus Distribution in an amount of up to twenty percent (20%) of Executive's Base Compensation for the Initial Bonus Period or for such subsequent calendar year, as applicable, shall be based on the percentage increase (the "% Increase in Employer's Stock Price"), if any, in the per share price of Employer's common stock from December 31 of the calendar year immediately preceding the calendar year for which the Performance Bonus Distribution is being calculated (or, for purposes of the Initial Bonus Period, the increase in the per share price of Employer's common stock from the initial public offering per share price) to December 31 of the calendar year for which the Performance Bonus Distribution is being calculated compared to the average percentage increase, if any, over the same period of the Standard & Poor's 500 Stock Index determined by reference to the Standard & Poor's 500 Stock Index as set forth in the Wall Street Journal on the applicable dates (the "% Increase in S&P 500 Stock Index") as follows:

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               (A)  For purposes of this Section 3(b)(ii), (1) the term "Lower
Bound" shall mean the greater of 5% (3.75% for the Initial Bonus Period) or 75% of the % Increase in the S&P 500 Stock Index, and (2) the term "Upper Bound" shall mean the greater of 15% (11.25% for the Initial Bonus Period) or 125% of the % Increase in the S&P 500 Stock Index.

               (B) If the % Increase in Employer's Stock Price is equal to or less than the Lower Bound, Executive shall not be entitled to any Performance Bonus Distribution under this Section 3(b)(ii) for the Initial Bonus Period or for such subsequent calendar year.

               (C) If the % Increase in Employer's Stock Price is equal to or greater than the Upper Bound, Executive shall be entitled to a Performance Bonus Distribution under this Section 3(b)(ii) equal to 20% of Executive's Base Compensation for the Initial Bonus Period or for such subsequent calendar year.

               (D) If, for the Initial Bonus Period or for such subsequent calendar years, the % Increase in Employer's Stock Price is greater than the Lower Bound but less than the Upper Bound, Executive shall be entitled to a Performance Bonus Distribution under this Section 3(b)(ii) in an amount calculated in accordance with the following formula:

          Performance Bonus Distribution under Section 3(b)(ii) = (20% of Executive's Base Compensation for the period) x (1 - (Upper Bound
          -% Increase in Employer's Stock Price) / (Upper Bound - Lower Bound))

               (iii) Discretionary. Executive's Performance Bonus Distribution in an amount of up to twenty percent (20%) of Executive's Base Compensation for the Initial Bonus Period or for any given subsequent calendar year shall be determined at the sole discretion of the Board or the Committee based upon achievement of such corporate or individual performance goals and objectives as may be established or determined by the Board or the Committee from time to time.

          (c) Benefits. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and his eligible dependents shall have the right to participate in any retirement, pension, insurance, health, dental, life insurance or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates), as such plans and programs may be amended or modified from time to time by Employer, according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other senior executive officer of Employer. If the participation of Executive would adversely affect the qualification of a plan intended to be qualified under Section 401(a) of the Internal Revenue Code as the same may be amended from time to time (the "Code"), Employer shall have the right to exclude Executive from that plan in return for his participation in (i) a nonqualified deferred compensation plan or (ii) an arrangement providing substantially comparable benefits under a plan that is either a qualified or nonqualified under the Code at Employer's option.

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

          (d) Expenses. Executive shall be reimbursed, subject to Employer's receipt of invoices or similar records as Employer may reasonably request in accordance with its policies and procedures, as such policies as and procedures may be amended or modified from time to time by Employer, for all reasonable and necessary expenses incurred by Executive in the performance of his duties hereunder. Without limiting the generality of the forgoing, Employer shall reimburse Employee in accordance with Employer's customary policies and procedures for costs of travel, lodging and meals in connection with Employee's travel between Chicago and New York. In addition, to the extent that Employee, with the mutual agreement of Employer, elects to relocate to the Chicago area, Employer shall reimburse Employee for all reasonable moving expenses incurred by Employee.

          (e) Vacations. During the Employment Term, Executive shall be entitled to vacation in accordance with Employer's practices, as such practices may be amended or modified from time to time by Employer, provided that Executive shall be entitled to at least three (3) weeks paid vacation in each full calendar year. Executive may accrue unused vacation time if not used in any calendar year or years, however, the maximum cumulative amount of vacation time that Executive may accrue and carry over to the next year is two (2) weeks. Executive shall be entitled to a payment for any vacation time which has accrued but has not been used as of the date of the termination of Executive's employment with Employer, unless Executive's employment is terminated pursuant to Section 5(a)(ii) hereof.

     4.   Stock Option and Stock Incentive Plan.   (a) The parties hereto
acknowledge that, in connection with the execution of this Agreement, The Prime Group, Inc. ("PGI"), a stockholder of Employer, shall grant, or cause one or more affiliates of PGI to grant, to Executive an option to purchase 100,000 shares of common stock of Employer held by PGI or such affiliate of PGI (the "Grant Shares"), for a purchase price of $.01 per share. The certificates representing the Grant Shares shall be held by Winston & Strawn pursuant to the terms of a Stock Option and Deposit Agreement in the form attached hereto as Exhibit A ("Deposit Agreement") until such time as the options for the Grant Shares become fully vested and are exercised by Executive as provided in the Deposit Agreement or the earlier termination of the Deposit Agreement.

          (b) Employer has established a stock incentive plan (the "Stock Incentive Plan") that will become effective prior to the completion of the initial public offering of shares of common stock of Employer (the "Common Stock") contemplated by the Registration Statement. The Stock Incentive Plan initially provides, among other things, for the issuance from time to time to certain officers, directors and other employees of Employer of up to 830,000 stock options ("Options"). On the Effective Date, Employer shall grant to Executive 250,000 Options that will have such terms and conditions as are set forth in the Stock Incentive Plan and the Stock Option Agreement to be entered into between Employer and Executive.

     5.   Termination and Termination Benefits.  (a)  Termination by Employer.
(i) Without Cause. Employer may terminate this Agreement and Executive's employment at any time for any reason or for no reason at all upon thirty (30) days' prior written notice to Executive following notice of termination. In connection with the termination of Executive's employment pursuant to this

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Section 5(a)(i), Executive shall (A) be paid his Base Compensation and a pro rata portion of any bonus otherwise payable to him for or with respect to the calendar year in which such termination occurs (but, to the extent not previously paid, Executive shall be entitled to any bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs) in accordance with Sections 3(a) and 3(b) hereof, respectively (provided that, if such termination occurs prior to February 28, no bonus shall be payable for or with respect to the calendar year in which such termination occurs), up to the effective date of such termination, (B) be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination and (C) receive the Termination Compensation specified in Section 5(d) hereof. (For purposes of this Agreement, the "effective date of termination" shall mean the last day on which the Executive is employed by Employer, which may be later than the date of the delivery of any applicable notice of termination).

               (ii) With Cause. Employer may terminate this Agreement with cause immediately upon written notice to Executive. Employer may elect to require Executive to continue to perform his duties under this Agreement for an additional thirty (30) days following notice of termination. In connection with the termination of Executive's employment pursuant to this Section 5(a)(ii), Executive shall (A) be paid his Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) forfeit his entitlement to any bonus otherwise payable to him in accordance with Section 3(b) hereof for or with respect to the calendar year in which such termination occurs (but, to the extent not previously paid, Executive shall be entitled to any bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs) and (C) be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination. For purposes of this Section 5(a)(ii), "cause" shall mean (A) a finding by the Board that Executive has materially harmed Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance, (B) Executive's conviction of (or pleading nolo contendere to) a felony, (C) Executive's failure to perform (which shall not include inability to perform due to disability) in any material respects his material duties under this Agreement after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if Executive's failure to perform is not of a type requiring a single action to fully cure, then Executive may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion), (D) the breach by Executive of any of his material obligations hereunder (other than those covered by clause (C) above) and the failure of Executive to cure such breach within thirty (30) days after receipt by Executive of a written notice of Employer specifying in reasonable detail the nature of the breach, or (E) Executive's sanction (including restrictions, prohibitions and limitations agreed to under a consent decree or agreed order) under, or conviction for violation of, any federal or state securities law, rule or regulation (provided that in the case of a sanction, such sanction materially impedes or impairs the ability of Executive to perform Executive's duties and exercise Executive's responsibilities hereunder in a satisfactory manner).

               (iii) Disability. If due to illness, physical or mental disability, or other incapacity, Executive shall fail during any four (4) consecutive months to perform the duties required

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by this Agreement, Employer may, upon thirty (30) days' written notice to
Executive, either terminate this Agreement or suspend Executive's right to any Base Compensation or Performance Bonus Distributions without terminating this Agreement. In any such event, Executive shall (A) be paid his Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) be paid a pro rata portion through the first day of the four
(4) month period of any bonus otherwise payable to him for or with respect to the calendar year in which the disability occurs (but, to the extent not previously paid, Executive shall be entitled to any bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs) in accordance with
Section 3(b) hereof (provided that, if such disability occurs prior to February 28, no bonus shall be payable for or with respect to the calendar year in which such disability occurs) and (C) be entitled to the benefits set forth in Sections 3(c) hereof (or the after-tax cash equivalent) up to the effective date of such termination, and be entitled to the benefits set forth in Sections 3(d) and 3(e) hereof up to the date of such disability. In the event Employer terminates the Agreement, Executive shall receive the Termination Compensation specified in Section 5(d) hereof. In the event Employer elects to suspend Executive's right to Base Compensation and Performance Bonus Distributions, at such time as Executive is able to resume the duties required under this Agreement, Executive shall be entitled to receive Base Compensation and Performance Bonus Distributions from the date Executive commences the performance of such duties following the disability in accordance with the terms and provisions of this Agreement. This Section 5(a)(iii) shall not limit the entitlement of Executive, his estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit. For purposes of this Agreement, the "date of disability" shall mean the first day of the consecutive period during which Executive fails to perform the duties required by this Agreement due to illness, physical or mental disability or other incapacity.

          (b) Termination by Executive.  (i)  After Change of Control.
Executive may terminate this Agreement upon thirty (30) days' written notice to Employer following any "change of control" of Employer and a resulting "diminution event", each as defined below, but in no event later than two years after the change of control event. Executive shall continue to perform, at the election of Employer, his duties under this Agreement for an additional thirty
(30) days following notice of termination. In such event, Executive shall (A) be paid his Base Compensation and a pro rata portion of any bonus otherwise payable to him for or with respect to the calendar year in which such termination occurs (but, to the extent not previously paid, Executive shall be entitled to any bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs) in accordance with Sections 3(a) and 3(b) hereof, respectively (provided that, if such termination occurs prior to February 28, no bonus shall be payable for or with respect to the calendar year in which such termination occurs), up to the effective date of such termination, (B) be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination and (C) receive the Termination Compensation specified in Section 5(d) hereof. For purposes of this Agreement, in the event Employer defaults in its obligation under Section 9 hereof and, as a

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consequence thereof, Executive's employment with Employer (or Employer's successor or assign) terminates, such termination shall be deemed to be a termination under this Section 5(b)(i).

     For purposes of this Section 5(b)(i), (A) a "change of control" of Employer shall be deemed to have occurred if: (1) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including a "group" as defined in Section 13(d)(3) of the Exchange Act (but excluding The Prime Group, Inc. or any of its affiliates or any group in which The Prime Group, Inc. or any of its affiliates has a significant interest and excluding a trustee or other fiduciary holding securities under an employee benefit plan of Employer), becomes the beneficial owner of shares of common stock of Employer having at least fifty percent (50%) of the total number of votes that may be cast for the election of directors of Employer; (2) the merger or other business combination of Employer, sale of all or substantially all of Employer's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction immediately following which the shareholders of Employer immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder, other than The Prime Group, Inc. and its affiliates, owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction); or (3) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of Employer immediately before the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board or a majority of the board of directors of any successor to Employer, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this provision, unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision; and (B) a "diminution event" shall mean any material diminution in (1) the duties and responsibilities of Executive (other than a mere title change, unless the new title is not Chief Executive Officer, Chief Operating Officer, Chairman or President) or (2) the compensation package for Executive.

          (ii) Without Good Reason. Executive may terminate this Agreement and his employment at any time for any reason or for no reason at all upon thirty
(30) days' written notice to Employer, during which period Executive shall continue to perform his duties under this Agreement if Employer so elects. In connection with the termination of Executive's employment pursuant to this
Section 5(b)(ii), Executive shall (A) be paid his Base Compensation in accordance with Section 3(a) hereof up to the effective date of such termination, (B) forfeit his entitlement to any bonus otherwise payable to him in accordance with Section 3(b) hereof for or with respect to the calendar year in which such termination occurs (but, to the extent not previously paid, Executive shall be entitled to any bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such termination occurs) and (C) be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof up to the effective date of such termination.

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          (c) Death.  Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive's death. In such event, Executive shall (A) be paid his Base Compensation and a pro rata portion of any bonus otherwise payable to him for or with respect to the calendar year in which such death occurs (but, to the extent not previously paid, Executive shall be entitled to any bonuses payable to Executive in accordance with Section 3(b) hereof for or with respect to any calendar years prior to the calendar year in which such death occurs) in accordance with Sections 3(a) and 3(b) hereof, respectively (provided that, if such death occurs prior to February 28, no bonus shall be payable for or with respect to the calendar year in which such death occurs), up to the date of such death, and (B) be entitled to the benefits set forth in Sections 3(c) (or the after-tax cash equivalent), 3(d) and 3(e) hereof up to the date of such death. This Section 5(c) shall not limit the entitlement of Executive, his estate or beneficiaries under any insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit.

          (d) Termination Compensation. In the event of a termination of this Agreement pursuant to Section 5(a)(i), 5(a)(iii) or 5(b)(i) hereof, Employer shall pay to Executive, within thirty (30) days of termination, an amount in one lump sum ("Termination Compensation") equal to (i) in the case of a termination pursuant to Section 5(a)(i) or 5(a)(iii) hereof, Executive's annual Base Compensation as of the effective date of such termination, or (ii) in the case of a termination pursuant to Section 5(b)(i) hereof, two times (A) the average annual Base Compensation paid or payable to Executive for or with respect to the two full calendar years immediately preceding the calendar year in which the date of termination occurs, plus (B) the average annual Performance Bonus Distribution paid or payable to Executive for or with respect to the two full calendar years immediately preceding the calendar year in which the date of termination occurs. For purposes of calculating Employee's Termination Compensation pursuant to clause (ii) above, if the termination takes place prior to December 31, 1999, the Termination Compensation for any applicable calendar year in which the termination takes place shall be determined as follows:

               (1) if the termination takes place on or prior to December 31, 1997, the full Termination Compensation described in clause (d)(ii) above shall be deemed to be 350% of Executive's Base Compensation for the Initial Bonus Period;

               (2) if the termination takes place after December 31, 1997 but on or prior to December 31, 1998, the Performance Bonus Distribution component of the Termination Compensation calculation described in clause (d)(ii) above shall be deemed to be two times the average of (A) the amount of the Performance Bonus Distribution paid to Executive or to which Executive is entitled for the Initial Bonus Period pursuant to Section 3(b) hereof and (B) the greater of (1) 75% of Executive's Base Compensation for the 1998 calendar year or (2) 133% the Performance Bonus Distribution paid to Executive or to which Executive is entitled for the Initial Bonus Period pursuant to Section 3(b) hereof; or

               (3) if the termination takes place after December 31, 1998 but on or prior to December 31, 1999, the Performance Bonus Distribution component of the Termination Compensation calculation described in clause (d)(ii) above shall be deemed to be two times the

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

average of (A) 133% of the Performance Bonus Distribution paid to Executive or to which Executive is entitled for the Initial Bonus Period pursuant to Section 3(b) hereof and (B) the Performance Bonus Distribution paid to Executive or to which Executive is entitled for the 1998 calendar year pursuant to Section 3(b) hereof.

          6.   Covenants of Executive.

          (a) No Conflicts. Executive represents and warrants that he is not personally subject to any agreement, order or decree which restricts his acceptance of this Agreement and the performance of his duties with Employer hereunder.

          (b) Non-Competition. In return for the performance of the management duties described in Section 1 hereof, during the Employment Term and for a period of two years thereafter in the event of the termination of this Agreement pursuant to the provision of Section 5(b) (ii) hereof or one year thereafter in the event of the termination of this Agreement pursuant to the provisions of Sections 5(a)(ii), 5(a)(iii) or 5(b)(i) hereof, Executive shall not, directly or indirectly, in any capacity whatsoever, either on his own behalf or on behalf of any other person or entity with whom he may be employed or associated, own any interest in, participate or engage in the day-to-day supervision, management, development, marketing or operation of any senior, assisted living or semi-acute care facilities or such other business as Employer may be engaged in as of the date of the applicable Section 5 termination event (the "Business") which is competitive with any of Employer's facilities. For purposes hereof, a facility will be deemed competitive with one of Employer's facilities if such facility is located within five (5) miles of a facility owned, operated or managed by Employer or within five (5) miles of a facility which Employer is developing or with respect to which Employer has signed a letter of intent or term sheet or binding contract for the acquisition, development or management thereof dated on or prior to the date of termination. Furthermore, for a period of two years after any applicable Section 5 termination event, Executive shall not, directly or indirectly, solicit, attempt to hire or hire any employee of Employer. Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning 5% or less of any securities of a competitor engaged in the same Business if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the National Association of Securities Dealers Automated Quotation System or otherwise.

          (c) Non-Disclosure. During the Employment Term and for a period of two years after the expiration or termination of this Agreement for any reason, Executive shall not disclose or use, except in the pursuit of the Business for or on behalf of Employer, any Trade Secret (as hereinafter defined) of Employer, whether such Trade Secret is in Executive's memory or embodied in writing or other physical form. For purposes of this Section 6(c), "Trade Secret" means any information which derives independent economic value, actual or potential, with respect to Employer from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general "know-how" information acquired by Executive during the course of his service which could have been obtained by him from public sources without the expenditure of significant time, effort and expense which does not relate to Employer.

          (d) Return of Documents.   Upon termination of his services with
Employer, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Employer within Executive's possession or under his control.

          (e) Equitable Relief. In the event of any breach by Executive of any of the covenants contained in this Section 6, it is specifically understood and agreed that Employer shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and to notify any employer or prospective employer of Executive as to the terms and conditions hereof.

          (f) Acknowledgment. Executive acknowledges that he will be directly and materially involved as a senior executive in all important policy and operational decisions of Employer. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of Section 6 are fair and reasonable, are minimally necessary to protect Employer, its other stockholders and the public from the unfair competition of Executive who, as a result of his performance of services on behalf of Employer, will have had unlimited access to the most confidential and important information of Employer, its business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by him from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of his services notwithstanding enforcement of the covenants contained herein.

     7. Prior Agreements. This Agreement supersedes and is in lieu of any and all other employment arrangements between Executive and Employer or its predecessor or any subsidiary and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

     8. Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by him shall be void. Employer may assign all or any of its rights hereunder provided that substantially all of the assets of Employer are also transferred to the same party.

     9. Successor to Employer. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, as the case may be, by agreement in form and substance satisfactory to Executive in Executive's sole discretion, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be

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

required to perform it if no such succession or assignment had taken place. Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

     10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered, sent by confirmed facsimile, courier or by certified mail, postage or delivery charges prepaid, to the following addresses:

     (a)  if to Executive, to:

          Darryl W. Copeland, Jr.
          54 Petty Road
          Cranbury, New Jersey 08512
          Facsimile: (609) 655-3521

     (b)  if to Employer, to:

          Brookdale Living Communities, Inc.
          Suite 3900
          77 West Wacker Drive
          Chicago, IL 60601
          Attn: Chief Executive Officer
          Facsimile: (312) 917-0460

          With a copy to:
          --------------

          Brookdale Living Communities, Inc.
          Suite 3900
          77 West Wacker Drive
          Chicago, IL 60601
          Attn: General Counsel
          Facsimile: (312) 917-0460

          and to:
          ------

          Winston & Strawn
          35 West Wacker Drive
          Chicago, IL  60601

          Attn: Wayne D. Boberg
          Facsimile: (312)558-5700

Any notice, claim, demand, request or other communication given as provided in this Section 10, if delivered personally, shall be effective upon delivery; if given by facsimile, shall be effective one (1) business day after transmission has been confirmed (which confirmation may be machine generated); and if given by courier, shall be effective one (1) business day after deposit with the courier if next day delivery is guaranteed; and if given by certified mail, shall be effective three (3) business days after deposit in the mail. Either party may change the address at which it is to be given notice by giving written notice to the other party as provided in this Section 10.

     11. Amendment. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

     12. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     13. Severability. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any covenant, sentence, paragraph, clause or combination of the same of this Agreement (a "Contractual Provision") is in violation of the law of any state where applicable, such Contractual Provision shall be void in the jurisdictions where it is unlawful, and the remainder of such Contractual Provision, if any, and the remainder of this Agreement shall remain binding on the parties such that such Contractual Provision shall be binding only to the extent that such Contractual Provision is lawful or may be lawfully performed under then applicable laws. In the event that any part of any Contractual Provision of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the Contractual Provision unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that the Contractual Provision, as so modified, shall be binding upon the parties as if originally set forth herein.

     14. Indemnification. Executive shall indemnify Employer for any and all consequential damages, costs and expenses resulting from any of his acts or omissions that constitute bad faith, willful or intentional conduct that cause harm to Employer's business or reputation. Executive also shall indemnify Employer for any and all consequential damages, costs and expenses resulting from his acts of omission constituting reckless disregard of his duties to Employer following notice thereof by Employer after it becomes aware of such conduct and Executive's failure to so cure within thirty (30) days.

     15. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

                            [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    EMPLOYER:

                                    BROOKDALE LIVING COMMUNITIES, INC.

                                    By:____________________________________

                                    Title:__________________________________


                                    _______________________________________
                                    Darryl W. Copeland, Jr.

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